EXECUTION COPY

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE BROOKDALE SENIOR LIVING INC.
OMNIBUS STOCK INCENTIVE PLAN

This Restricted Stock Unit Agreement (this “Agreement”), dated as of June 23, 2009, is made by and between Brookdale Senior Living Inc., a Delaware corporation (the “Company”), and W. E. Sheriff (the “Participant”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan (as amended and/or restated from time to time, the “Plan”).  Where the context permits, references to the Company shall include any successor to the Company.

1.             Grant of Restricted Stock Units.  The Company hereby grants to the Participant 500,000 restricted stock units (the “RSUs”), subject to all of the terms and conditions of this Agreement and the Plan.

2.             Vesting and Forfeiture.

(a)           Vesting.  Subject to the provisions set forth in this Section 2 below, the RSUs shall vest at such times and in the amounts set forth below, and shares of Common Stock with respect to such RSUs shall be delivered to the Participant within forty-five (45) days following each such date, subject to the Participant’s continued employment or service as a “Consultant” (each as defined in the employment agreement between the Company and the Participant, dated as of June 23, 2009 (the “Employment Agreement”)) on each date:

Vesting Date	Number of RSUs Vesting on Such Vesting Date
December 15, 2009	100,000 RSUs
December 15, 2010	100,000 RSUs
December 15, 2011	100,000 RSUs
December 15, 2012	100,000 RSUs
December 15, 2013	100,000 RSUs

(b)           Accelerated Vesting.  Notwithstanding anything to the contrary in Section 2(a), all outstanding RSUs which have not previously been forfeited pursuant to the provisions of Section 2(e) below shall vest upon, and shares of Common Stock shall be delivered to the Participant within forty-five (45) days following, the earliest to occur of (i) a Change in Control (but only if such Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code); (ii) the Participant’s death; or (iii) the Participant’s Disability.

(c)           Participant’s Termination of Employment Prior to December 31, 2010.

(i)           If the Participant’s employment is terminated (and such termination constitutes a separation from service under Section 409A of the Code) (1) by the

Company without “Cause” (as defined in the Employment Agreement) or (2) by the Participant for “Good Reason” (as defined in the Employment Agreement), in either case prior to December 31, 2010, all outstanding RSUs shall vest and shares of Common Stock with respect to such RSUs will be delivered in accordance with the schedule set forth in Section 2(a) above.

(ii)           If the Participant resigns from employment without Good Reason prior to December 31, 2010, but continues serving as a Consultant, the RSUs which are scheduled to vest on each of December 15, 2012 and December 15, 2013 shall be forfeited and shares of Common Stock with respect to the remaining outstanding RSUs will be delivered in accordance with the schedule set forth in Section 2(a) above; provided, that the Participant either continues serving as a Consultant on each such date or his service as a Consultant is terminated either by the Company without Cause or by the Participant for Good Reason.

(d)           Participant’s Termination of Employment On or After December 31, 2010.  If the Participant’s employment is terminated (and such termination constitutes a separation from service under Section 409A of the Code) (i) by the Company without Cause or (ii) voluntarily by the Participant for any reason (whether or not the Participant becomes a Consultant), in either case on or after December 31, 2010, shares of Common Stock with respect to all outstanding RSUs will be delivered to the Participant within forty-five (45) days following such termination of employment.

(e)           Forfeiture.  Notwithstanding anything in this Section 2 to the contrary, all outstanding RSUs shall be forfeited upon (i) the termination of the Participant’s employment or service as a Consultant for Cause; (ii) the voluntary termination (without Good Reason) of the Participant’s employment (without becoming a Consultant) prior to December 31, 2010; or (iii) the voluntary termination (without Good Reason) of the Participant’s service as a Consultant.

3.             Shares of Common Stock.  Upon vesting, each RSU granted hereunder shall represent the right to receive one (1) share of Common Stock in accordance with the applicable schedule set forth in Section 2.

4.             Execution of Release.  The delivery of shares of Common Stock to the Participant as a result of, or following, termination of employment or service as a Consultant for any reason shall only be made upon the Participant’s execution and non-revocation of a general release of claims in a form satisfactory to the Company.

5.             Restrictions.  Until the delivery of shares of Common Stock with respect to the RSUs in accordance with Section 2, no transfer of the RSUs or any of the Participant’s rights with respect to the RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted.  Unless the Administrator determines otherwise, upon any attempt to transfer RSUs or any rights in respect of RSUs before the delivery of shares of Common Stock with respect to the RSUs in accordance with Section 2, such RSUs, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

6.             Dividend Equivalents; Rights as a Stockholder.  Any cash dividends or distributions declared by the Company with respect to the shares of Common Stock subject to the RSUs shall be paid in cash to the Participant at the same time such dividends or distributions are paid to the Company’s stockholders generally, provided that the Participant is then employed by or a Consultant to the Company.  Except as set forth in the immediately preceding sentence, the Participant shall have no rights of a stockholder until shares of Common Stock are delivered to the Participant pursuant to the terms of this Agreement.

7.             Adjustments.  Pursuant to Section 5 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable changes or adjustments, as it deems necessary or appropriate, in its discretion, to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding RSUs.

8.             Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows:  (i) if to the Company, at Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, TN 37027, Facsimile: (615) 564-8204, Attn:  General Counsel and (ii) if to the Participant, using the contact information on file with the Company.  Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

9.             Securities Laws Requirements.  The Company shall not be obligated to transfer any Common Stock to the Participant if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).  The Company shall take appropriate reasonable actions to ensure that the delivery of Common Stock hereunder will be in compliance with the Securities Act or an applicable exemption from registration under the Securities Act.

10.             Protections Against Violations of Agreement.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the RSUs by any holder thereof in violation of the provisions of this Agreement will be valid, and the Company will not transfer any of said RSUs on its books nor will any of such RSUs be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

11.             Tax Withholding.  The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from RSUs granted hereunder or other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting of, lapse of restrictions on, or payment with respect to any RSU.

12.             Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

13.             Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

14.             Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the RSUs and this Agreement shall be subject to all terms and conditions of the Plan.

15.             Amendments; Construction.  The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent.  Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.

16.             Survival of Terms.  This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

17.             Compliance with Stock Ownership Guidelines.  The Participant hereby agrees to comply with the Company’s Stock Ownership Guidelines (as amended from time to time, the “Guidelines”), to the extent such Guidelines are applicable, or become applicable, to the Participant.  The Participant further acknowledges that, if he or she is not in compliance with such Guidelines (if applicable), the Administrator may refrain from issuing additional equity awards to the Participant and/or elect to pay the Participant’s annual bonus in the form of vested or unvested Common Stock.

18.             Agreement Not a Contract for Services.  Neither the Plan, the granting of the RSUs, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

19.             Authority of the Administrator.  The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement.  The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

20.             Representations.  The Participant has reviewed with the Participant’s own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Participant understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

21.             Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.

22.             Acceptance.  The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement.  The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the RSUs subject to all the terms and conditions of the Plan and this Agreement.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement.

23.           Section 409A Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to the Participant under this Agreement until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  Any payments described in this Agreement or the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  Notwithstanding anything to the contrary in this Agreement or the Plan, to the extent that any RSUs are payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BROOKDALE SENIOR LIVING INC.

By:	/s/ T. Andrew Smith
	Name:	T. Andrew Smith
	Title:	Executive Vice President

W.E. SHERIFF

/s/ W.E. Sheriff
Participant